ARTICLES OF AMENDMENT

ARTICLES OF INCORPORATION

VOLU-SOL REAGENTS CORPORATION

Pursuant to Section 16-10a-1007 of the Utah Revised Business Corporation Act, as amended (the “Act”), Volu-Sol Reagents Corporation, a Utah corporation (the “Corporation”), adopts the following Articles of Amendment of its Articles of Incorporation, which amendment constitutes an amendment of the Articles of Incorporation on the Corporation.

FIRST:                      The name of the Corporation is Volu-Sol Reagents Corporation

SECOND:                 Article V of the Corporation’s Articles of Incorporation is hereby amended and restated to read in its entirety as follows:

ARTICLE V
(Capitalization)

(1)                      The aggregate number of shares of Common Stock which this Corporation shall have authority to issue is Fifty Million (50,000,000) shares.  The Corporation may also issue Ten Million (10,000,000) shares of Preferred Stock.  All shares of stock authorized hereunder shall have no par value The Board of Directors of the Corporation shall, without further vote of action of the shareholders of the Corporation, have the authority to issue the shares of the Corporation and shall have the authority to amend the Articles of Incorporation without the vote or other action of the shareholders so as to fix the rights, preferences, privileges, and restrictions, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption prices, liquidation preferences, the number of shares constituting any additional class or series, and the designation of such class or series of the Preferred Stock, all to the fullest extent permitted under Section 16-10a-602 of the Act or any successor statute.  Subject to the rights of any Preferred Stock issued and outstanding, if any, the Common Stock shall have unlimited voting rights as provided in the Act and shall be entitled to receive the net assests of the Corporation upon dissolution.  All shares issued by the Corporation shall be fully paid and nonassessable.

(2)                     Effective 12:01 am on September 22, 2008 (the “Effective Time”) each one (1) share of Common Stock of the Company issued and outstanding immediately prior to the Effective Time (“Old Common Stock”) shall automatically be converted, without any actions on the part of the holder thereof, into one-half (1/2) of one (1) share of fully paid and nonassessable Stock of the Company (“New Common Stock”), subject to the treatment of fractional share interests described below.

(3)                     Following the Effective Time, each holder of Old Common Stock shall be entitled to receive upon surrender of such holder’s certificate(s) representing Old Common Stock (whether one or more, “Old Certificates”) for cancellation pursuant to procedures adopted by the Company, a certificate(s) representing the number of whole shares of New Common Stock (whether one or more, “New Certificates”) into which and for which the shares of Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof.  From and after the Effective Time, Old Certificates shall represent only the right to receive New Certificates, as provided below.

(4)                     No fractional shares of Common Stock of the Company shall be issued.  No shareholder of the Company shall transfer any fractional shares of Common Stock of the Company.  The Company shall not recognize on its stock record books any purported transfer of any fractional share of Common Stock of the Company.  In lieu of the issuance of any fraction shares that would result from paragraph (B) above, the Company shall issue to any shareholder that would otherwise receive fractional shares one whole share, the additional shares thereby issued being taken from authorized but theretofore unissued shares of Common Stock of the Company.

THIRD:                      These Amended Articles of Incorporation were recommended to the shareholders by the Board of Directors pursuant to the resolution of the Board of Directors dated as of September 22, 2008 and adopted by the holders of a majority of the Company’s issued and outstanding shares of Common Stock by a written consent dated September 12, 2008.

FOURTH:                  The number of shares of Common Stock of the Corporation outstanding and entitled to vote thereon at the time of such adoption was 17,965,277 with 9,104,166 shares consenting.

DATED effective this 22nd day of September, 2008

VOLU-SOL REAGENTS CORPORATION

By: /s/ Michael G. Acton
Its: CFO and Corporate Secretary